Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Robert Lu	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Medicine Corp.	Tel: +1-646-213-1915 (NY Office)
Tel: +86-20-8739-1718	E-mail: crocker.coulson@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

Mr. R. Micchelli, Sr. Financial Writer
Tel: +1-646-454-4516
Email: richard.micchelli@ccgir.com

FOR IMMEDIATE RELEASE

China Medicine Corporation Enters Into a $69.6 Million Financing Agreement with
One Equity Partners

Guangzhou, China, January 7, 2010 — China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), primarily a leading distributor and a developer of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other nutriceuticals today announced that it has entered into a Stock Subscription Agreement for an equity private placement (the “Subscription Agreement”) with One Equity Partners ("OEP"), the global private equity investment arm of JPMorgan Chase & Co.

China Medicine is OEP's first investment in Greater China and reflects the firm's commitment to back aspirational management teams to accelerate the growth of their businesses.

Subject to certain closing conditions, OEP has agreed to purchase 4,000,000 of the Company’s common shares at $3.00 per share and 1,920,000 of the Company’s redeemable convertible preferred shares at $30 per share, for an aggregate purchase price of $69.6 million. Each redeemable convertible preferred share is initially convertible into ten common shares. At closing, the Company will receive $12 million in proceeds while the remaining $57.6 million in proceeds will be placed in escrow until released to fund additional capital expenditures and acquisition projects.

China Medicine expects to use the net proceeds of the financing for capital expenditures relating to its recent acquisition of LifeTech Pharmaceuticals Co. Ltd. (“LifeTech”), for working capital purposes, and for future expansion and/or acquisition projects subject to approval from OEP and the Company’s board of directors.

“We are delighted by OEP’s endorsement of our business strategy as we move higher in the pharmaceutical value chain by combining manufacturing capabilities with our nationwide distribution network and exciting new products,” said Mr. Senshan Yang, Chairman and CEO of China Medicine. “These include our proprietary recombinant Aflatoxin Detoxifizyme (rADTZ), a novel product for removing aflatoxins found in food and animal feed that we believe holds significant potential for future growth.” “Going forward, our strategy is to focus on developing and building brand recognition nationally to enhance the value of our enterprise.”

Ryan Shih, resident partner for OEP based in Hong Kong, said, “OEP is very impressed with China Medicine’s management team. With the LifeTech acquisition, the Company is transforming into a vertically-integrated distributor and developer of compelling products with attractive growth potential. The Company has established a leading position in China’s fast-growing pharmaceutical market, and we believe that the management team has the vision to capitalize on an extensive distribution network for medicines as well as develop innovative new products including new medicines and other products such as rADTZ.”

Under the Subscription Agreement, the Company has set a target of achieving $25 million in earnings before taxes, interests, depreciation and amortization (EBITDA) assuming that the Company completes certain other acquisitions in fiscal 2010. If such acquisitions are not completed during fiscal year 2010, then the Company will target a correspondingly lower EBITDA.

The common shares, including the common shares issuable upon the conversion of the redeemable convertible preferred shares that will be offered in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About One Equity Partners

Established in 2001, One Equity Partners manages approximately $8 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. One Equity Partners has invested in over 30 companies in a variety of industries including defense, chemicals, healthcare, technology and manufacturing. One Equity Partners’ investment professionals are located across North America, Europe and Asia, with offices in New York, Chicago, Menlo Park, Frankfurt and Hong Kong. Visit http://www.oneequity.com/ for more information.

About China Medicine Corporation

China Medicine Corporation is a developer and leading distributor of prescription and over- the-counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company also has its research and development force for certain products it manufactures through OEM arrangement and distributes. The Company distributes its products to wholesale distributors including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company actively develops a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company’s website at http://www.chinamedicinecorp.com

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, the Company’s projections of LifeTech’s financial results for the 2009 year that just ended and for 2010 are materially different from the actual results, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

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